UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 17, 2011

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 W. South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (303) 222-8400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

In addition to historical information, this Form 8-K contains forward-looking statements that involve risks and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. When used in this report, the words “should”, “will,” “plans,” “may” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this Form 8-K. We undertake no obligation to publicly release any revisions to the forward-looking statements after the date of this document. You should carefully review the information described in this Form 8-K. You should also carefully review the risk factors described in the previously filed Form S-1 and subsequent amendments thereto, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2011, Dr. William (Bill) Yearsley, 57, was appointed as our Chief Executive Officer and elected to our board of directors. From 2007 to 2011, Dr. Yearsley was the Nicholas R. Petry Professor in Construction Engineering and Management in the Department of Civil, Environmental and Architectural Engineering at the University of Colorado at Boulder. From 1999 until 2007, he was with American Civil Constructors, a public works construction business, which he co-founded in 1999 and for which he functioned as the first CEO and Chairman. Prior to that position, he served as an Executive Director for Redland PLC, and Chairman and CEO of its Construction Materials and Contracting Division. Dr. Yearsley will be based in our corporate office in Louisville, Colorado.

In connection with the retention of Dr. Yearsley, we granted him a restricted stock award of 205,000 shares of our Class A Common Stock and options to acquire 300,000 shares of our Class A Common Stock. Under the terms of Dr. Yearsley’s restricted stock agreement and option agreement, the shares and options vest on our standard vesting schedule, which is five years, 2% each month commencing with the 11th month after the grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ John Jackson
John Jackson
Secretary

Date: June 23, 2011